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                                                                    Exhibit 23.3
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                      CONSENT OF INDEPENDENT ACCOUNTANTS


September 29, 1998

We consent to the incorporation by reference in this registration statement of Greater Bay Bancorp on Form S-4, as filed with the SEC on September 30, 1998, of our report dated September 2, 1998 included in the Form 8-K, as filed with the SEC on September 30, 1998 and our report dated February 20, 1998, except as to information provided in Note 18, for which the date is March 24, 1998, included in the Annual Report on Form 10-K as filed with the SEC on March 31, 1998, on our audits of the consolidated financial statements of Greater Bay Bancorp and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

/s/ PricewaterhouseCoopers LLP